Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Valley Financial Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Valley Financial Corporation and subsidiaries of our report dated March 16, 2011, relating to our audit of the consolidated financial statements included in and incorporated by reference in the Annual Report on Form 10-K of Valley Financial Corporation and subsidiaries for the year ended December 31, 2010.

/s/ Elliott Davis, LLC

Galax, Virginia
May 3, 2011

104 Cranberry Road, P.O. Box 760, Galax, VA 24333   Phone:  276.238.1800  Fax: 276.238.1801